UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: June 27, 2003

(DATE OF EARLIEST EVENT REPORTED)

SRI/SURGICAL EXPRESS, INC.

(Exact name of Registrant as specified in its Charter)

Florida	000-20997	59-3252632
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

12425 Racetrack Road

Tampa, Florida 33626

(Address of Principal Executive Offices)

(813) 891-9550

(Registrant’s Telephone Number, including area code)

Item 5 Other Events.

On June 18, 2003, SRI/Surgical Express, Inc. (the “Company”), Aesculap, Inc. (“Aesculap”), and Rex Healthcare, Inc. (“Rex Healthcare”) entered into a Service and Supply Agreement (the “Rex Agreement”). The Company’s press release dated June 19, 2003, reporting the Rex Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Rex Healthcare of Raleigh, North Carolina is a major healthcare system providing care to the Raleigh area. Rex Healthcare is currently a customer of the Company, but the Rex Agreement considerably increases the scope of the Company’s customer relationship with this hospital group.

The Rex Agreement provides for the Company to exclusively provide Rex Healthcare with surgical and obstetrical instrument supply and Central Services Management services. Aesculap will procure, repair, maintain, and refurbish instruments required under the Rex Agreement pursuant to its Joint Marketing Agreement with the Company. The Company earns revenues under this agreement based on the number of surgical procedures that it services. Revenue projections provided in the Company’s press release were determined based on Rex Healthcare’s projected surgical procedure counts. Any variation in the actual number of surgical procedures performed would change the projected revenue amounts.

The initial term of the Rex Agreement is seven years, beginning on July 1, 2003. The agreement is subject to termination rights for non-performance. The parties may terminate this agreement without cause on one year’s prior written notice, although any termination within the first three years is cause for a significant termination fee payable by the terminating party.

The statements in this filing that are not historical, including statements regarding the Company’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in the Company’s periodic reports on Forms 10-Q and 10-K that the Company periodically files with the Securities and Exchange Commission. These factors include the Company’s sales process and market acceptance of its products and services, the Company’s capital needs, its new product offering, dependence on a supplier as well as on significant customers, market consolidation and competition. The Company does not undertake to update any forward-looking statement in this filing.

Item 7 Financial Statements and Exhibits.

(c)    Exhibits.

99.1     Press Release dated June 19, 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRI/SURGICAL EXPRESS, INC. (Registrant)

Dated: June 27, 2003	/s/ CHARLES L. POPE
Charles L. Pope Chief Financial Officer